FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-167764-03

NEW ISSUE CMBS: $1,353MM MORGAN STANLEY BofA MERRILL LYNCH SERIES
2012-C5 (MSBAM 2012-C5) CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH

PUBLICLY OFFERED CERTIFICATES

CLASS	F/M	SIZE($MM)	CE(%)	WAL(YRS)	WINDOW	CUM LTV%	NOI DY%

A-1	AAA/Aaa	86.000	30.000	2.66	1-57	44.7%	15.1%
A-2	AAA/Aaa	221.800	30.000	4.87	57-60	44.7%	15.1%
A-3	AAA/Aaa	149.600	30.000	7.83	60-117	44.7%	15.1%
A-4	AAA/Aaa	489.820	30.000	9.82	117-120	44.7%	15.1%
A-S	AAA/Aaa	59.204	21.250	9.96	120-120	50.3%	13.5%
B	AA/Aa2	32.984	16.375	9.96	120-120	53.4%	12.7%
PST	A/A1	116.714	12.750	*** NOT AVAILABLE ***
C	A/A2	24.526	12.750	*** NOT AVAILABLE ***

*** NO OTHER PRINCIPAL CLASSES ARE AVAILABLE ***

POOL BALANCE:	$1,353MM
NUMBER OF LOANS:	72
NUMBER OF PROPERTIES:	98
WA MORTGAGE INT. RATE:	4.738%
WA CUT-OFF LTV:	63.9%
WA UNDERWRITTEN DSCR:	1.61x
WA UNDERWRITTEN DEBT YLD:	10.6%
WA TERM TO MATURITY:	110
WA AMORTIZING TERM:	340
WA SEASONING:	1 MONTH
% OF TEN LARGEST LOANS:	53.60%

LOAN SELLERS: BANK OF AMERICA (51.8%), MORGAN STANLEY (48.2%)
TOP 5 STATES: MD (15.1%), CA (13.8%), FL (11.3%), CO (10.8%), NY (9.7%)
TOP 5 PROPERTY TYPES: RT (33.8%), OF (32.5%), HO (16.6%), FEE (5.4%), MF (3.7%)

MASTER SERVICER:      BANK OF AMERICA, NATIONAL ASSOCIATION
SPECIAL SERVICER:      MIDLAND LOAN SERVICES
TRUSTEE:      US BANK
TRUST ADVISOR:      SITUS
CONTROLLING CLASS REP:      EIGHTFOLD REAL ESTATE CAPITAL

INVESTOR GROUP CALL:      TUES 7/10 @ 3PM EDT (1-866-713-8310 // 36642430)
HARTFORD BFAST:           TUES 7/10 @ 8:30AM EDT, MARRIOTT DOWNTOWN
MINNEAPOLIS GROUP MTG:    TUES 7/10 @ 2:30PM CDT, THE GRAND
BOSTON BFAST:             THURS 7/12 @ 8:30AM EDT, THE RITZ
NY CALLS/MEETINGS:        MON 7/9-WEDS 7/11

EXPECTED PRICING:         WEEK OF 7/9
EXPECTED SETTLEMENT:      7/30/2012

ATTACHED TO ANNOUNCEMENT:	TERM SHEET
ANNEX A
FREE WRITING PROSPECTUS

*** The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

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This information was prepared by Morgan Stanley (MS) sales and trading personnel for institutional investors. It is NOT: a research report; independent or impartial; a personal recommendation or investment advice (or a basis for considering MS to be a fiduciary or municipal or other type of advisor); tax, legal or accounting advice; a solicitation or offer to buy/sell any financial instrument; or an official confirm. The views of the author may differ from those of others at MS (including Research). MS may engage in conflicting activities, including principal trading before or after sending these views, market making, lending and the provision of investment banking or other services related to instruments/issuers mentioned. Information/opinions are: based upon sources believed to be reliable (but no representation of accuracy or completeness is made); likely to change without notice; for information purposes only; and considered proprietary. Any price levels are indicative only and not intended for use by third parties. MS disclaims any liability with respect to this information. Subject to additional terms at http://www.morganstanley.com/disclaimers; by messaging with MS you consent to the foregoing.